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                                                Contact: R.M. Hart
                                                (212) 752-1356


                                                FOR IMMEDIATE RELEASE


                    ALLEGHANY CORPORATION SETS RECORD DATE OF
             JUNE 10, 1998 FOR SPIN-OFF OF CHICAGO TITLE CORPORATION


      NEW YORK, NY, May 26, 1998 -- Alleghany Corporation (NYSE-Y) announced today that the record date for the previously announced spin-off of Chicago Title Corporation ("Chicago Title"), a newly formed holding company for Chicago Title and Trust Company, will be June 10, 1998.

      The spin-off (the "Spin-Off") will be accomplished through a distribution of three shares of Chicago Title common stock for each share of Alleghany common stock outstanding on the record date. Alleghany stockholders of record will not be required to pay for any shares of Chicago Title common stock distributed to them or to take any action to receive such shares of Chicago Title common stock. The effective date of the Spin-Off will be June 17, 1998. The Internal Revenue Service has ruled that the Spin-Off will be tax-free to Alleghany stockholders and to Alleghany.

      It is anticipated that the Chicago Title common stock to be distributed in the Spin-Off will commence "when issued" trading on the New York Stock Exchange under the symbol "CTZ" on Monday, June 8, 1998.

      Further details concerning the Spin-Off will be provided to Alleghany stockholders in an information statement to be distributed to Alleghany stockholders prior to the effective date of the Spin-Off.

      Chicago Title is one of the nation's largest providers of title insurance and other related services for residential and commercial real estate transactions. Chicago Title currently has more than 300 full service offices and 3,800 policy issuing agents in 49 states, Puerto Rico, the Virgin Islands, Guam and Canada.
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      After the Spin-Off, Alleghany will continue to engage in the property and casualty reinsurance and insurance, industrial minerals and financial services businesses conducted by its subsidiaries Underwriters Re Group, Inc., World Minerals Inc. and Alleghany Asset Management, Inc. Alleghany will also continue to operate a steel fastener importing and distribution business through its Heads and Threads division.

            Alleghany beneficially owns approximately 7.43 million shares, or
4.7 percent, of Burlington Northern Santa Fe Corporation, which owns one of the largest railroad networks in North America, with 34,000 route miles covering 28 states and two Canadian provinces.


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